SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
February 27, 2006

Date of Report (date of earliest event reported)
EVERGREEN SOLAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
138 Bartlett Street
Marlboro, Massachusetts 01752

(Address of principal executive offices)
(508) 357-2221

(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 8.01. Other Events.
SIGNATURES

Item 1.01.  Entry into a Material Definitive Agreement.
On February 27, 2006, the Board of Directors of Evergreen Solar, Inc. (the “Company”) authorized the granting of up to an aggregate of 800,000 shares of the Company’s common stock as performance-based restricted share awards (the “Restricted Share Awards”) and options to purchase up to an aggregate of 335,000 shares of the Company’s common stock to Richard Feldt, Dr. Brown Williams, Dr. Terry Bailey, Richard Chleboski, Gary Pollard and Donald Muir. Vesting of the Restricted Share Awards will only occur upon the achievement of $300 million in revenue, such revenue to include 100% of the Company’s revenue and the Company’s pro rata share of any joint venture revenue, and certain gross margin and net income financial objectives. All Restricted Share Awards will expire after five years if they have not vested. All options will vest over a four year period from February 27, 2006 (the “Date of Grant”) at a rate of 25% of the shares subject to the option per year on each of the first four annual anniversaries of the Date of Grant.
Item 8.01.  Other Events.
On February 27, 2006, the Company’s management adopted stock ownership guidelines (the “Stock Ownership Guidelines”) which are intended to encourage members of the Company’s senior management team to have a portion of their personal wealth invested in common stock of the Company. The Stock Ownership Guidelines will require members of the Company’s senior management team to achieve certain stock ownership levels by January 1, 2009 based on the equity award date. Failure to reach the established guidelines by January 1, 2009 will result in the reduction of future equity awards. The Stock Ownership Guidelines are intended to be in place until the sooner of retirement, termination of employment or the movement of the employee to a position that is not part of the Company’s senior management team.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN SOLAR, INC.
By:	/s/ Donald M. Muir
Donald M. Muir
Vice President and Chief Financial Officer

Dated: March 3, 2006